Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 20, 2026, is entered into between StandardAero, Inc., a Delaware corporation (the “Company”) and Hux Investment Pte. Ltd., a private limited company incorporated under the laws of the Republic of Singapore (the “Selling Stockholder”).

RECITALS

WHEREAS, the Selling Stockholder is the beneficial owner of an aggregate of 34,463,633 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Selling Stockholder intends to sell in an underwritten public offering (the “Public Offering”) a portion of its shares of Common Stock;

WHEREAS, the board of directors of the Company (the “Board”) has authorized certain officers of the Company to acquire, or cause to be acquired, up to $450 million in aggregate value of shares of Common Stock in the name of and on behalf of the Company in the open market and privately negotiated purchases, including, without limitation, pursuant to an accelerated share repurchase program or issuer self-tender offer, from time to time as market conditions shall warrant through one or more securities broker-dealers, or such other method as advised by the Company’s advisors, and upon such terms and conditions as such officers may approve (collectively, the “Stock Repurchase Program”);

WHEREAS, the Selling Stockholder intends to sell to the Company, and the Company intends to purchase from the Selling Stockholder, in a private, non-underwritten transaction pursuant to the Stock Repurchase Program, a whole number of shares of Common Stock having an aggregate value not to exceed $75 million (such final amount to be determined by an officer authorized by the Audit Committee of the Board) (the “Selling Stockholder’s Shares”) at the price and upon the terms and conditions provided in this Agreement, if the Selling Stockholder sells shares of its Common Stock in the Public Offering;

WHEREAS, the Company intends to use cash on hand to complete the Transaction (as defined below); and

WHEREAS, the Company and the Selling Stockholder agree that the Transaction is undertaken together with the Public Offering as part of an integrated plan to reduce the Selling Stockholder’s interest in the Company, and the consummation of the Transaction is contingent upon the consummation of the Public Offering.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Contract” means any written or legally binding oral contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license, sublicense, purchase order or joint venture or any other enforceable arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound, in each case as amended, restated, extended, supplemented, waived or otherwise modified in writing to date.

“FINRA” means Financial Industry Regulatory Authority.

“Governmental Body” means any foreign, federal, state, commonwealth, provincial, local or other court, governmental authority, tribunal, commission or regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Law” means any law, statute, treaty, common law, code, ordinance, rule, regulation, or other requirement (including any policy or interpretation having the force of law) enacted, promulgated, or imposed by any Governmental Body.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Body (or any department, agency, or political subdivision thereof) and shall include, for the avoidance of doubt, any party.

“Proceeding” means any claim, action, demand, suit, proceeding, binding mediation or arbitration, demand, charge, subpoena, complaint or indictment, including before any Governmental Body or authorized arbitrator.

Section 1.2 Additional Definitions.

Agreement	Preamble
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2
Company	Preamble
Per Share Purchase Price	Section 2.1
Selling Stockholder	Preamble
Selling Stockholder’s Shares	Recitals
Transaction	Section 2.1
Underwriting Agreement	Section 2.1

Section 1.3 Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 1.4 Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “Dollars” and “$” mean United States Dollars; and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1 The Transaction. On the terms and subject to the conditions set forth herein, at the Closing (as defined below), the Selling Stockholder shall sell, and the Company shall repurchase with cash, at the price at which the shares of Common Stock are sold in the Public Offering, less any underwriting discounts and commissions (the “Per Share Purchase Price”), all of the Selling Stockholder’s Shares (the “Transaction”). In lieu of any fractional shares to which the Company would otherwise be entitled, the number of shares of Common Stock to be purchased by the Company in the Transaction shall be rounded down to the nearest whole share. The obligations of the Selling Stockholder to sell and the Company to purchase the Selling Stockholder’s Shares shall be conditioned upon each of: (1) the execution of an underwriting agreement by and among the Company, the Selling Stockholder, the other selling stockholders participating in the Public Offering and the underwriter(s) to be named therein related to the Public Offering (the “Underwriting Agreement”) and (ii) the closing of the Public Offering immediately prior to the Transaction pursuant to the Underwriting Agreement.

Section 2.2 The Closing. Unless otherwise mutually agreed in writing between the Company and the Selling Stockholder, the closing of the Transaction (the “Closing”) shall take place electronically at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, D.C. 20004, immediately after the closing of the Public Offering, or at such other place or through such other means as the parties may agree in writing, subject to satisfaction of the conditions in Article V hereof (the “Closing Date”).

Section 2.3 Deliveries by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Selling Stockholder, by wire transfer of immediately available funds to one or more bank accounts designated by the Selling Stockholder, an aggregate cash amount equal to the Per Share Purchase Price, multiplied by all of the Selling Stockholder’s Shares.

Section 2.4 Deliveries by the Selling Stockholder. At or prior to the Closing, the Selling Stockholder shall deliver, or cause to be delivered, to the Company all of the Selling Stockholder’s Shares. At the Closing, the Selling Stockholder shall deliver to the Company a valid U.S. Internal Revenue Service Form W-8EXP (or any such successor form or other applicable form or statement specified by the Treasury Department regulations in lieu thereof).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Selling Stockholder. The Selling Stockholder represents and warrants to the Company:

(a) Power and Authority. Except (i) as may be required under foreign or state securities (or blue sky) laws or by FINRA or by the New York Stock Exchange in connection with the purchase of Selling Stockholder’s Shares by the Company and (ii) as would not impair in any material respect the ability of the Selling Stockholder to consummate its obligations hereunder, all consents, approvals, authorizations and orders necessary for the execution and delivery by the Selling Stockholder of this Agreement, and for the sale and delivery of the Selling Stockholder’s Shares to be sold by the Selling Stockholder hereunder, have been obtained; and the Selling Stockholder has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Selling Stockholder’s Shares; this Agreement has been duly authorized, executed and delivered by the Selling Stockholder.

(b) Title to Shares. The Selling Stockholder has, and will have, immediately prior to the Closing Date, valid title to the Selling Stockholder’s Shares to be sold at the Closing Date by the Selling Stockholder hereunder, free and clear of all liens, encumbrances, equities or adverse claims, and all authorization and approval required by law, to enter into this Agreement and to sell, transfer and deliver the Selling Stockholder’s Shares to be sold by the Selling Stockholder; and, upon payment for the Selling Stockholder’s Shares to be sold by the Selling Stockholder pursuant to this Agreement, delivery of the Selling Stockholder’s Shares to the Company.

(c) No Conflict. The execution, delivery and performance by the Selling Stockholder of this Agreement, the sale of the Selling Stockholder’s Shares to be sold by the Selling Stockholder and the consummation by the Selling Stockholder of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Selling Stockholder pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or to which any of the property or assets of the Selling Stockholder is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Selling Stockholder, if applicable, or (iii) result in the violation of any applicable law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency having jurisdiction over the Selling Stockholder or any of its properties, except in the case of (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Selling Stockholder’s ability to perform its obligations under this Agreement.

(d) Sophistication of the Selling Stockholder. The Selling Stockholder has such knowledge, sophistication and experience in financial and business matters that the Selling Stockholder is capable of evaluating the merits and risks of entering into this Agreement and consummating the Transaction. The Selling Stockholder has or has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Transaction. The Selling Stockholder has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction, and the Selling Stockholder has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of the Company.

(e) No Broker’s Fees or Transactions. Neither the Selling Stockholder nor any Affiliate thereof is a party to any Contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction. The Selling Stockholder has not effected the sale and transfer of the Selling Stockholder’s Shares by or through a broker-dealer in any public offering.

(f) No Other Representations or Warranties. The Selling Stockholder (or any other Person on behalf of the Selling Stockholder) makes no other representations and warranties other than those expressly set forth in this Section 3.1.

Section 3.2 Representations and Warranties of the Company. The Company represents and warrants to the Selling Stockholder:

(a) Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b) Power and Authority. Except (i) as may be required under foreign or state securities (or blue sky) laws or by FINRA or by the New York Stock Exchange in connection with the sale of Selling Stockholder’s Shares by the Selling Stockholder and (ii) as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the consummation of the transactions contemplated by this Agreement, all consents, approvals, authorizations and orders necessary for the execution and delivery by the Company of this Agreement, and for the purchase of Selling Stockholder’s Shares by the Company hereunder, have been obtained; and the Company has full right, power and authority to enter into this Agreement and to purchase the Selling Stockholder’s Shares to be sold by the Selling Stockholder to the Company hereunder; this Agreement has been duly authorized, executed and delivered by the Company.

(c) No Conflict. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property or asset of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or its subsidiaries or (iii) result in the violation of any applicable law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company and its subsidiaries, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, management, financial position or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement.

(d) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any Contract, agreement or understanding with any Person that would give rise to a valid claim against the Selling Stockholder for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(e) No Other Representations or Warranties. The Company (or any other Person on behalf of the Company) makes no other representations and warranties other than those expressly set forth in this Section 3.2.

ARTICLE IV

COVENANTS

Section 4.1 Further Assurances. The parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action (including providing instructions to the Company’s transfer agent and registrar or the Depository Trust Company or other custodians of Selling Stockholder’s Shares) as may be reasonably necessary (or as reasonably requested by another party) to consummate the Transaction.

Section 4.2 Intended Tax Treatment. Except as otherwise agreed by each of the Company and the Selling Stockholder, each of the Company and the Selling Stockholder agree to treat the sale of the Selling Stockholder’s Shares to the Company in the Transaction as a transaction described in Section 302(a) of the Internal Revenue Code of 1986, as amended (the “Code”) that is a sale and exchange of the Selling Stockholder’s Shares (and not as (i) a redemption described in Section 302(d) of the Code treated as a distribution of property to which Section 301 applies, or (ii) as a payment of money or other property described in either Section 356(a)(1)(B) or 351(b) of the Code) and to report consistently and file their tax returns consistent with such characterization, unless otherwise required by final determination within the meaning of Section 1313 of the Code.

ARTICLE V

CONDITIONS TO CLOSING; TERMINATION

Section 5.1 Condition to Each Party’s Obligation to Consummate the Transaction. The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following condition by both parties:

(a) No Injunction. No judgment, decree, statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Body that would, as of the Closing Date, prevent the sale of the Selling Stockholder’s Shares by the Selling Stockholder; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the consummation of the Transaction.

Section 5.2 Conditions to the Selling Stockholder’s Obligation to Consummate the Transaction. The obligations of the Selling Stockholder to consummate the Transaction are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

(b) Covenants. Each of the covenants and agreements of the Company contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

Section 5.3 Conditions to the Company’s Obligation to Consummate the Transaction. The obligation of the Company to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Selling Stockholder set forth in Section 3.1 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date.

(b) Covenants. Each of the covenants and agreements of the Selling Stockholder contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

Section 5.4 Termination. If (i) the Underwriting Agreement does not become effective by February 20, 2026, (ii) the Selling Stockholder shall advise the Company in writing prior to the execution of the Underwriting Agreement that it has determined not to proceed with the Public Offering, (iii) the registration statement filed by the Company with the U.S. Securities and Exchange Commission in connection with the Public Offering is withdrawn prior to the execution of the Underwriting Agreement or (iv) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the shares of Common Stock to be sold thereunder, then upon the earliest to occur of any of clauses (i) through (iv) above, the Selling Stockholder shall automatically, and without any action on the part of any party, be released from all obligations under this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Company shall be given to it at: c/o 6710 North Scottsdale Road, Suite 250, Scottsdale, AZ 85253, tel: (480) 377 3100, Attention: Chief Financial Officer; with copies to: Latham & Watkins LLP, 555 Eleventh Street, NW, Washington, DC 20004, Attention: Jason Licht and Christopher Bezeg. Notices to the Selling Stockholder shall be given to it at: 168 Robinson Rd., #37-01, Singapore 068912, c/o GIC Special Investments, 280 Park Avenue, 9th Floor, New York, NY 10017, Attention: Andrew Skrilow; with a copy to: Sidley Austin LLP, 787 7th Ave, New York, NY 10019, Attention: Michael Heinz.

Section 6.2 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than the parties.

Section 6.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, directly or indirectly, by operation of Law or otherwise (including by merger, contribution, spin-off or otherwise), by any of the parties without the prior written consent of the rest of the parties, and any purported assignment or delegation in contravention of this Section 6.3 shall be null and void and of no force and effect.

Section 6.4 Prior Negotiations; Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.5 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters arising out of or relating to this Agreement or any of the transactions contemplated hereby, including all rights of the parties (whether sounding in contract, tort, common or statutory law, equity or otherwise), shall be interpreted, construed and governed by and in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of New York.

(b) Each of the parties (i) consents to submit itself to the exclusive jurisdiction of the courts of the State of New York located in the city and county of New York in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby or if the subject matter jurisdiction over such Proceeding is vested exclusively in the federal courts of the United States of America, the federal courts of the United States of America located in the city and county of New York, (ii) agrees that all claims in respect of any such Proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final, non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in accordance with this Section 6.5.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(c), (iii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (iv) MAKES THIS WAIVER VOLUNTARILY.

Section 6.6 Specific Performance. The Selling Stockholder, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement. The Company agrees that it will not oppose the granting of such relief on the basis that the Selling Stockholder has an adequate remedy at law and that assuming the injunctive relief is obtained the Company will pay any fees that the Selling Stockholder may incur in enforcing this Agreement. The Company also agrees that it will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief.

Section 6.7 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

Section 6.8 Expenses. Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the consummation of the Transaction.

Section 6.9 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

SELLING STOCKHOLDER:

HUX INVESTMENT PTE. LTD.

By:	/s/ Andrew Skrilow
Name:	Andrew Skrilow
Title:	Authorized Signatory

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

COMPANY:

STANDARDAERO, INC.

By:	/s/ Daniel Satterfield
Name:	Daniel Satterfield
Title:	Chief Financial Officer

[Signature Page – Stock Purchase Agreement]